Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), made as of this 5th day of January 2022, by and between Legacy Housing Corporation, a Texas corporation having its principal office at 1600 Airport Freeway, #100, Bedford, Texas 76002 (the “Company”) and Curtis D. Hodgson (the “Employee,” and together with the Company, the “Parties”).

WHEREAS, the Parties entered into an employment agreement dated November 27, 2018 (the “2018 Agreement”);

WHEREAS, the Company desires to continue to employ Employee in an executive capacity as Executive Chairman on the terms and conditions set forth herein; and the Employee is willing to accept and undertake such employment; and

WHEREAS, the Parties mutual desire to amend and replace the 2018 Agreement with Agreement and, as of the Effective Date, the 2018 Agreement shall be superseded and have no further effect.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:

1.          EMPLOYMENT.  The Company agrees to and does hereby employ the Employee and the Employee agrees to and does hereby accept employment by the Company, as Executive Chairman, for a period of time (the “Employment Period”) beginning January 1, 2022 and ending June 16, 2024 (the “Anticipated Termination Date”). The Parties may mutually agree to extend the Agreement beyond the Anticipated Terminated Date by doing so in writing at least forty-five (45) days in advance of the Anticipated Termination Date.

2.               DUTIES; FULL-TIME SERVICES.

2.1          Duties.  The Employee’s responsibilities and duties shall include, without limitation, the right to manage and conduct the business of the Company.  The Employee shall report directly to the Board of Directors of the Company (the “Board of Directors”) and will be subject only to policies adopted by the Company and policies set by the Board of Directors. Employee shall perform such other reasonable and appropriate duties as are assigned to him from time to time by the Board of Directors, provided that such other duties shall not diminish the prestige and responsibilities of Employee’s position. At the request of the Board of Directors, the Employee shall serve the Company and/or any of its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Employee’s position as Executive Chairman of the Company.

2.2          Full-Time Services.  The Employee agrees that during the Employment Period he will devote all of his full business time and energies to his responsibilities for the business and affairs of the Company and will faithfully and to the best of his ability, discharge those duties to the reasonable satisfaction of the Board of Directors of the Company. During the Employment Period the Employee will not accept other gainful employment or become or remain an officer or director of any other corporation except with the consent of the Board of Directors.

3.                 COMPENSATION.

3.1              For all services performed by the Employee for the Company during the Employment Period, the Employee will be compensated as follows:

(a)Base Salary.  During the Employment Period, Employee shall receive a base salary of $200,000, less applicable taxes and withholdings, paid in accordance with the Company’s normal payroll.

(b)Annual Bonus. Employee shall be eligible to receive an annual incentive bonus, as determined by the Board, but not to exceed 100% of Executive’s then-current Base Salary (the “Annual Bonus”). The Annual Bonus will be based on criteria developed by Employee and the Board of Directors (or the Compensation Committee).  Payment of the Annual Bonus will be made in a single lump sum cash payment between January 1st and March 15th of the calendar year following the calendar year for which the Annual Bonus is awarded. The Company will   pay Executive such Annual Bonus only if the Executive is employed by the Company on the date of payment.

(c)Signing Bonus  As soon as practicable after the Effective Date, the Company shall grant to Employee a restricted stock award of 150,000 shares, which shall be vested upon grant, but shall otherwise be subject to the terms of an award agreement and the Company’s 2018 Incentive Compensation Plan (the “Incentive Plan”)

(d)Equity Awards.

a.If, during the Employment Period, the Company’s stock price reaches and remains for a period of fifteen consecutive market days at a closing price of $36 per share, the Company shall immediately grant to Employee a restricted stock award of 175,000 shares. Fifty percent of the shares shall be vested at grant and fifty percent shall vest on the Anticipated Termination Date, so long as Employee is employed on that date. These shares shall otherwise be subject to the terms of an award agreement and the Incentive Plan.

b.If, during the Employment Period, the Company’s stock price reaches and remains for a period of fifteen consecutive market days at a closing price of $48 per share, the Company shall immediately grant to Employee a restricted stock award of 175,000 shares. Fifty percent of the shares shall be vested at grant and fifty percent shall vest on the Anticipated Termination Date, so long as Employee is employed on that date. These shares shall otherwise be subject to the terms of an award agreement and the Incentive Plan.

3.2             Other Benefits.  Employee will be entitled to receive such health, death, disability and other insurance benefits, and to participate in such retirement and other plans, as are made available to other executive officers of the Company.

4.              DISCHARGE OF EMPLOYEE; RESIGNATION.

4.1        Termination at the Company’s Election.

(a)For Cause.  The Company may discharge the Employee immediately and without notice, during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Employee fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the notice of termination: (i) the Employee’s gross misconduct in the performance of his duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after written demand for performance is delivered to the Employee by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes the Employee has not performed his duties; (ii) the Employee’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company; (iii) the Employee’s commission of, including any entry by the Employee of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) a material breach by the Employee of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or (v) the Employee’s material breach of his obligations under a written agreement between the Company and the Employee, including, without limitation, such a breach of this Agreement. If the Employee is discharged under this Section 4.1(a), the Company will have no other liability under this Agreement to Employee.
(b)Upon Disability or Death. The Employee may be terminated if, during the Employment Period, (i) Employee should by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”) or (ii) upon Employee’s death (“Death”). If the Employee is discharged under this Section 4.1(b), the Company will have no other liability under this Agreement to Employee.
(c)Without Cause.  The Employee and the Company expressly agree that nothing in this Agreement shall prohibit the Company from discharging the Employee for any reason by giving thirty (30) days written notice to Employee and that any such discharge will not constitute a breach of this Agreement. If the Company discharges the Employee for any reason other than as set forth in Sections 4.1(a) or 4.1(b) above, the Company will pay to the Employee (subject to Employee’s execution and delivery of a general release of claims in favor of the Company), the Base Salary due the Employee for the remainder of the Employment Period as set forth in Section 3.1. The Employee shall be paid the foregoing amount periodically, as though he were still on the Company’s payroll. If the foregoing has not been paid in full by the end of the original Employment Period, the full amount will be paid to Employee in lump sum on that date.  In addition, the Company will provide Employee with life and health insurance and such other similar benefits as Employee is receiving upon the date of discharge for the remaining term of the Employment Period.

4.2          Termination by Executive.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Employee may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Employee’s sole discretion by giving thirty (30) days’ written notice to the Company pursuant to Section 11 (“Voluntary Resignation”).  If the Employee’s under this Section 4.2, the Company will have no other liability under this Agreement to Employee.

4.3          Change of Control.  If there is a Change of Control (as defined in the Incentive Plan), and subsequent thereto Employee’s employment with the Company terminates within one year after a Change of Control for reasons other than as provided in Sections 4.1(a) or 4.1(b), the Employee shall be paid an amount equal to 24 month’s compensation at Employee’s rate of pay upon the date of discharge (subject to Employee’s execution and delivery of a general release of claims in favor of the Company).

5.         CONFIDENTIALITY.

5.1        As used in this Agreement, “Confidential Information” means trade secrets and any other proprietary or confidential information that derives independent economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential Information may include, but not be limited to, inventions, disclosures, processes, systems, know-how, methods, techniques, drawings, applications, solutions, materials, devices, research activities and plans, scientific data, specifications, costs of production, prices, promotional methods, financial information, marketing plans or customer and supplier information.

The Employee agrees that any Confidential Information which Employee may acquire in the course of employment with the Company, shall be regarded as held by him in a fiduciary capacity solely for the benefit of the Company, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished or made available to any third party or be otherwise used by Employee other than in the regular course of business of the Company. Information or collections of information shall be considered covered by the preceding sentence if not known by the public generally, even though portions of such information may be publicly available or may be available to certain third parties pursuant to arrangements with the Company.

5.2        Upon termination of his employment with the Company, the Employee will deliver to the Company all writings relating to or containing Confidential Information, including without limitation, notes, memoranda, letters, drawings, diagrams, printouts, computer tapes, computer disks, and any other form of recorded information.

6.           DEVELOPMENTS.  Employee agrees promptly to disclose to the Company all inventions, improvements, enhancements, discoveries and developments which are within the scope of the Company’s business during the Employment Period and which are made, developed, or conceived by him, either solely or jointly with others, during the Employment Period. All such inventions, improvements, enhancements, discoveries and developments shall become and remain the property of the Company, whether or not patent or copyright applications are filed thereon or with respect thereto, and the Employee, in consideration for the execution of this Agreement and his employment by the Company, hereby sells, assigns and transfers to the Company all right, title and interest in and to such inventions, improvements, enhancements, discoveries and developments and further agrees that he will cooperate fully and unconditionally in all reasonable requests by the Company in furtherance of protecting, developing or exploiting commercially any inventions, improvements, enhancements, discoveries and developments disclosed pursuant to this Section 7. Further, Employee agrees that he will promptly execute all necessary documents requested of him by the Company incidental to any patent or copyright applications, assignments, powers of attorney and all other documents and do such other things as, in the opinion of counsel for the Company, may be necessary or useful for the full enjoyment thereof throughout the world by the Company and its designees.

7.           NON-SOLICITATION; NON-COMPETITION.

7.1       Non-Solicitation.  In addition to the limitations contained in Section 2, the Employee agrees that during the term of this Agreement, and for a period of two years after termination of this Agreement, that he shall not in any capacity, either separately or in association with others:  (1) employ or solicit for employment or endeavor in any way to entice away from employment with Company or its affiliates (a) any current employee of Company or its affiliates or (b) any person who was employed by Company or its affiliates in any preceding 12-month period; (2) solicit, induce or influence any supplier, customer, agent, consultant or other person that has a business relationship with Company to discontinue, reduce or modify such relationship with the Company; nor (3) solicit or enter into negotiations with any of the Company’s identified potential acquisition candidates.

7.2          Non-Competition.  Employee agrees that for a period of one year after termination of his employment with the Company he will not compete, directly or indirectly, with the Company in fields of business in which the Company is engaged as of the date of the termination of his employment. For purposes of this Section 7.2 direct competition means designing, developing, producing or selling products competitive with those of the Company. Indirect competition means accepting employment and performing the same or similar functions as Employee performs for the Company, with a third party which provides products competitive with the Company’s products.

7.3Employee acknowledges and agrees that in the event of a violation or Employee’s threatened violation of Sections 7.1 or 7.2 (the “Restrictive Covenants), the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity. If either of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if either of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

8.            ABILITY TO PERFORM.  The Employee hereby represents and warrants to the Company that he has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as Executive of the Company. The Employee further covenants that his obligations as Executive Chairman will not impair his ability to carry out this Agreement or his fiduciary duties as Executive Chairman of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the Restrictive Covenants and confidentiality provisions of this Agreement.

9.         SURVIVAL OF OBLIGATIONS.  The covenants and agreements set forth in this Agreement shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest of the party in whose favor they run.

10.        ASSIGNABILITY OF AGREEMENT.

10.1        By Employee.  Except as otherwise provided in this Agreement, the Employee shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.

10.2     By the Company.  The benefits hereunder with respect to the rights of the Company to the services of the Employee may be assigned by the Company, with the consent of the Employee, to any other company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the obligations and liabilities of the Company under this Agreement shall be binding upon any such successors in interest or transferees.

11.           NOTICES.  All notices, consents, waivers or demands of any kind which either party to this Agreement may be required or may desire to serve on the other party in connection with this Agreement, shall be in writing and may be delivered by personal service or sent by facsimile or email or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed as follows:

Corporation:	Legacy Housing Corporation
1600 Airport Freeway, #100
Bedford, Texas 76002

with copies to:	Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019

Employee:	Curtis D. Hodgson
_________________ _________________

If sent by facsimile or email, a confirmed copy of such facsimile or email notice shall promptly be sent by mail (in the manner provided above) to the addresses. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either party thereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered. Nothing contained in this Agreement shall excuse either party from giving oral notice to the other when prompt notification is appropriate, but any oral notice given shall not satisfy the requirement of written notice as provided in this Section.

12.        SUPERSEDES OTHER AGREEMENTS.  This Agreement supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral regarding the subject matter herein, including the 2018 Agreement.

13.        GOVERNING LAW.  This Agreement shall be interpreted and enforced according to the laws of the State of Texas (regardless of that jurisdiction’s or any other jurisdiction’s choice of law principles). The parties agree to submit any dispute, claim or controversy relating to this Agreement, Employee’s employment or the termination thereof to arbitration under the Employment Arbitration Rules of the American Arbitration Association, which shall have exclusive jurisdiction over such dispute. The parties agree to enter into mediation prior to arbitration.

14.         SEVERABILITY.  If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

15.SECTION 409(A).  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Employee’s “separation from service” that, absent the application of this Section 15, would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Employee’s “separation from service,” or (ii) Employee’s death.

16.          SECTION 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 10 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Employee’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 16 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of Employee) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under this Agreement and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 8, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 16.

17.COUNTERPARTS.  This Agreement may be executed in two original counterparts. Both counterparts shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into the above Agreement as of the day and year first above written.

/s/ Curtis D. Hodgson
Curtis D. Hodgson

LEGACY HOUSING CORPORATION

By:	/s/ Kenneth E. Shipley
	Name:	Kenneth E. Shipley
	Title:	President and Chief Executive Officer